Exhibit 99.1

SUPERCONDUCTOR TECHNOLOGIES ANNOUNCES FIRST QUARTER 2004 RESULTS

SANTA BARBARA, April 29, 2004 —Superconductor Technologies Inc. (Nasdaq: SCON) (“STI”) today announced results for the first quarter ended April 3, 2004.

Total net revenues for the first quarter were $5.4 million compared to $7.6 million for the year-ago first quarter. Net commercial product revenues for the first quarter of 2004 were $3.2 million compared to $5.1 million in the first quarter of 2003. Government and other contract revenue totaled $2.2 million during the first quarter compared to $2.5 million during the year ago period.

Net loss for the quarter ended April 3, 2004 was $5.9 million, which included ISCO-related litigation expenses of $227,000, compared to a net loss of $8.3 million for the quarter ended March 29, 2003, which included ISCO-related litigation expenses of $4.0 million. Net loss per diluted share for the first quarter of 2004 was $0.09, compared to a net loss of $0.14 per diluted share in the same quarter of 2003.

“We expanded our product portfolio in the first quarter with the introduction of AmpLink™ Rx, a ground-based sensitivity solution tailored to fit current PCS wireless operators needs,” said M. Peter Thomas, STI President and Chief Executive Officer. “These solutions can be upgraded with a SuperLink Rx front-end as interference increases due to rising demands on wireless networks, including increasing data usage. We anticipate recording sales from AmpLink RX in the second half of 2004.”

“Wireless carriers continue to require increased capacity, expanded coverage and improved quality for their networks,” Thomas continued. “However, today’s emphasis by operators on efficient use of capital, coupled with ever tougher zoning laws, is making these operators more likely than ever to deploy cost-effective enhancements, like Superlink Solutions, instead of deploying more base stations, in order to meet their network performance goals. Consequently, we expect to achieve sequentially improving sales through the remaining quarters of this year. “

Second Quarter 2004 Revenue Guidance

STI’s expectations for commercial revenue growth are dependent on continued recognition of the value of its products to improve wireless call quality and operator determination to spend capital on improving call quality. STI’s commercial revenues are derived primarily from wireless network operators — a concentrated customer base — and commercial revenues are highly sensitive to changes in the capital spending patterns of those operators. Government revenue expectations are dependent upon acceptance and timing of the underlying contracts by the relevant government agencies.

STI expects second quarter 2004 total net revenues of $6.0 to $7.0 million.

Investors are cautioned the guidance above constitutes a forward-looking statement which is made with reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Risks associated with this and other forward-looking statements included in this press release are detailed below, and in STI’s SEC filings.

Amendment of Credit Facility and Funding of Bridge Loan

STI recently closed a transaction to expand its credit facility. Silicon Valley Bank amended STI’s existing line of credit to increase borrowing capacity from 80% to 95% of eligible accounts receivable. Silicon Valley Bank also assisted STI in securing a $2.0 million secured bridge loan from Agility Capital LLC. Agility funded $1.0 million of the bridge loan at closing and will fund the remainder in two $500,000 installments tied to certain milestones. STI issued to the lenders warrants to purchase in the aggregate 600,000 shares of common stock at $1.85 per share. The bridge loan is due July 30, 2004, and STI would be required to issue additional warrants if the bridge loan is not paid by that date.

Investor Conference Call

STI will host an earnings call at 2:00 pm PT, today April 29, 2004. Speaking from management will be M. Peter Thomas, president and chief Executive officer, and Martin McDermut, senior vice president, chief financial officer.

To access the call in the U.S., please dial 800-572-9829 approximately 10 minutes prior to the start of the conference call. The conference call will also be broadcast live over the Internet and available for replay for 90 days at www.suptech.com. In addition, a replay of the call will be available via telephone for 48 hours, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial 800-642-1687. Enter access code 7003241.

About Superconductor Technologies Inc.

Superconductor Technologies Inc., headquartered in Santa Barbara, CA, is the global leader in developing, manufacturing, and marketing superconducting products for wireless networks. STI’s SuperLink™ Solutions are proven to increase capacity utilization, lower dropped and blocked calls, extend coverage, and enable higher wireless transmission data rates. SuperLink™ Rx, the company’s flagship product, incorporates patented high-temperature superconductor (HTS) technology to create a cryogenic receiver front-end (CRFE) used by wireless operators to enhance network performance while reducing capital and operating costs.

Almost 4,000 SuperLink Rx systems have been shipped worldwide, logging in excess of 47 million hours of cumulative operation. In 2002 and 2003, STI was named to Deloitte & Touche’s prestigious Los Angeles Technology Fast 50 program, a ranking of the 50 fastest-growing technology companies in the Los Angeles area.

SuperLink is a trademark of Superconductor Technologies Inc. in the United States and in other countries. For information about STI, please visit www.suptech.com.

Safe Harbor Statement

The press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, STI’s views on future fundraising plans, profitability, revenues, market growth, capital requirements and new product introductions, and are generally identified by phrases such as “thinks,’’ “anticipates,’’ “believes,’’ “estimates,’’ “expects,’’ “intends,’’ “plans,’’ “goals” and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. For example, the financial results reported in this press release are based on certain assumptions and estimates made by management and are subject to adjustment prior to the filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended April 3, 2004 with the SEC. Other factors and uncertainties include: STI’s ability to expand its operations to meet anticipated product demands; the ability of STI’s products to achieve anticipated benefits for its customers; the anticipated growth of STI’s target markets; unanticipated delays in shipments to customers; and STI’s ability to maintain profitability. STI refers interested persons to its most recent Annual Report on Form 10-K and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. Forward-looking statements are based on information presently available to senior management, and STI has not assumed any duty to update any forward-looking statements.

Contact

For further information please contact: Martin McDermut, Senior Vice President, Chief Financial Officer of Superconductor Technologies Inc., +1-805-690-4500, mmcdermut@suptech.com; or Investor Relations, Lillian Armstrong, invest@suptech.com, or Moriah Shilton, both of Lippert / Heilshorn & Associates, +1-415-433-3777, for Superconductor Technologies Inc.

- Tables Follow -

SUPERCONDUCTOR TECHNOLOGIES INC.
CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended
	March 29, 2003	April 3, 2004
Net revenues:
Net commercial product revenues	$5,121,000	$3,183,000
Government and other contract revenues	2,450,000	2,241,000
Sub license royalties	9,000	20,000

Total net revenues	7,580,000	5,444,000
Costs and expenses:
Cost of commercial product revenues	4,797,000	3,783,000
Contract research and development	1,385,000	1,512,000
Other research and development	1,711,000	1,339,000
Selling, general and administrative	7,982,000	4,617,000

Total costs and expenses	15,875,000	11,251,000

Loss from operations	(8,295,000)	(5,807,000)
Interest income	67,000	24,000
Interest expense	(115,000)	(127,000)

Net loss	(8,343,000)	(5,910,000)
Basic and diluted loss per common share	($0.14)	($0.09)

Weighted average number of common shares outstanding	59,823,553	69,042,053

SUPERCONDUCTOR TECHNOLOGIES INC.
CONSOLIDATED SUMMARY BALANCE SHEET INFORMATION

	December 31, 2003	April 3, 2004
Cash and cash equivalents	$11,144,000	$3,920,000
Total current assets	29,515,000	20,560,000
Total assets	68,123,000	59,469,000
Total current liabilities	13,939,000	11,004,000
Long term debt	721,000	126,000
Total liabilities	15,903,000	12,686,000
Total stockholders’ equity	52,220,000	46,783,000

###